Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—April 20, 2015

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.017598 per unit, payable on May 14, 2015 to unitholders of record on April 30, 2015. The distribution primarily represents oil production during the month of January 2015 and natural gas production during December 2014.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	74,315	365,039	$45.40	$3.37
Prior Month	79,802	318,830	$57.49	$3.54

Oil cash receipts for the properties underlying the Trust totaled $3.4 million for the current month, a decrease of $1.2 million from the prior month calculation. The decrease was primarily due to a 19 percent decline in NYMEX oil prices as well as decreased sales volumes for January 2015 as compared to December 2014. In early January, the Permian Basin experienced severe winter weather that caused downtime for certain properties underlying the Trust and adversely affected oil and natural gas production volumes in the area.

The current distribution includes receipts from all 20 Rocker B wells producing through January 2015. In total, the 20 Rocker B wells contributed $0.4 million in oil cash receipts for the current distribution period. Total average daily oil sales volumes for the current distribution period for the properties underlying the Trust were approximately 2,400 Bbls/D, of which 300 Bbls/D are attributable to the Rocker B wells.

Natural gas receipts increased $0.1 million from the prior month, totaling $1.2 million. The current and prior month distributions do not include any revenues or volumes from one operator’s properties in the Elm Grove field of the East Texas/North Louisiana region. As previously disclosed, the operator withheld the January 2015 payment in partial settlement of unused firm capacity reservation fees that were retroactively charged back to January 2012 related to the properties underlying the Trust, which negatively impacted the prior month distribution. In late 2014, this operator sold the conventional wells in the Elm Grove field, which represent the majority of the related properties (approximately 94% of production), to another operator. Enduro Resource Partners (“Enduro”), the sponsor of the Trust, is currently receiving revenue payments from the new operator of the properties; however, due to the change in operators, the payment of December 2014 natural gas production was delayed and is not included in the current month distribution. Both December 2014 and January 2015 natural gas production from these conventional properties will be included in next month’s distribution.

Enduro has not received any revenue payments on properties retained by the original operator and does not expect to receive payment until the retroactive unused firm capacity reservation fees are fully recouped or determined to be inappropriately allocated to the working interest owners. Enduro does not believe these fees are appropriate and continues to work with the operator regarding the exact amount of fees to be withheld and whether such fees can be withheld from working interest owners and retroactively recouped.

Capital expenditures included in the current month distribution totaled $0.5 million and relate to expenses incurred during February 2015.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico.  As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received is significantly affected by prevailing commodity prices, which have dropped considerably over the past several months and remain highly volatile. Significant decreases in commodity prices could result in less cash available for distribution in future periods.  Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release.  An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015.  The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555